EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Wednesday, January 30, 2008
12:00 noon EST
BELO DETAILS STRATEGIC DIRECTION FOR BELO CORP. AND
A. H. BELO CORPORATION AT INVESTOR MEETING IN NEW YORK
Provides Update on Spin-off, Preliminary 2007 Earnings Information and
2008 Outlook for Newspaper and Television Businesses
     NEW YORK – Belo Corp. (NYSE: BLC) today provided the investment community an update on the Company’s plan to spin off its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation (NYSE: AHC). Management also gave strategic overviews of both Belo Corp. and A. H. Belo, preliminary 2007 earnings information and a 2008 outlook for the newspaper and television businesses at its Investor Conference in New York City. The Company’s full presentation is available at www.belo.com/invest.
     “As we begin 2008, we are confident that Belo’s industry-leading initiative to create separate newspaper and television companies will allow us to focus more narrowly and efficiently on our two discrete businesses,” said Robert W. Decherd, chairman and Chief Executive Officer. “This transaction will provide shareholders with greater insight into each business, allowing investors to make decisions most appropriate for their portfolio. In the long term, we believe that Belo Corp. and A. H. Belo will be better positioned as stand-alone companies, each possessing outstanding assets in highly-attractive markets capable of supporting future growth and innovation, which will lead to greater shareholder value creation.”
Spin-Off Transaction Update
     Belo Corp.’s Board of Directors recently approved the close of business on January 25, 2008 as the record date and set a stock dividend distribution ratio of 0.20 A. H. Belo shares for each share of Belo Corp. Shareholders will receive cash in lieu of any fractional shares. The distribution of A. H. Belo common stock is expected to occur on February 8, 2008 to Belo Corp. shareholders of record. This distribution ratio translates into approximately 17.6 million and 2.9 million shares, respectively, of A. H. Belo Series A and A. H. Belo Series B shares outstanding at the spin-off.
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     Series A common stock of A. H. Belo will begin regular trading on the New York Stock Exchange under the ticker symbol AHC on February 11, 2008 and Series A common stock of Belo Corp. will continue to trade on the NYSE under the ticker symbol BLC. There will be no trading market for the shares of A. H. Belo Series B common stock and those shares will not be listed on any exchange.
     The IRS has confirmed through a private letter ruling that the distribution will be tax-free to shareholders for federal income tax purposes; however, any cash received in lieu of fractional shares will be taxable. On February 4, Belo Corp. will mail an information statement on Form 10 to all holders of Belo Corp. common stock, which will include information regarding the procedures by which the distribution will be effected and other information of interest to A. H. Belo shareholders.
Overview of A. H. Belo
     A. H. Belo will own and operate The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and various Web sites associated with these properties. The Company also will publish specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and La Prensa in Riverside. A. H. Belo’s combined newspaper and related online businesses reach a total weekly audience of more than 3.8 million people in markets with attractive long-term demographics. These businesses currently have annual revenues of approximately $740 million.
     Decherd will be chairman, president and Chief Executive Officer of A. H. Belo Corporation. He noted, “A. H. Belo will start out with an unlevered balance sheet, unique niche products, and strong print and online assets in attractive growth markets. Our newspapers are experiencing growth in total audience reach and readership. A. H. Belo will succeed by being highly responsive to the needs of these audiences and advertisers, which will enable the Company to monetize its investment in creating best-in-class content distributed effectively across multiple platforms.”
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Overview of Belo Corp.
     After the spin-off’s completion, Belo Corp. will be one of the nation’s largest pure-play, publicly-traded television companies with annual revenues of approximately $775 million. The Company owns and operates 20 television stations, reaching more than 14 percent of U.S. television households, and their associated Web sites, in 15 highly-attractive markets across the United States. Nearly all Belo Corp. stations rank first or second in their local markets. Additionally, the Company has leveraged its local television assets to create regional cable news channels in Texas and the Northwest, increasing its impact in those regions.
     “Belo Corp. owns market leading and diversified assets that deliver strong revenue, while having the ability to withstand regional economic volatility and fluctuations in network performance,” said Dunia Shive, who will be president and Chief Executive Officer of Belo Corp. “These highly-rated television stations have won numerous national journalism awards and our strong local Web sites will continue to deliver above-average revenue and audience growth.”
A. H. Belo Strategy
     In discussing A. H. Belo’s operating strategy, Decherd emphasized the following:
•	A. H. Belo will focus on managing its core newspapers to derive maximum revenue and EBITDA.

•	A. H. Belo will continue to roll out niche products that produce sustainable incremental revenue.

•	A. H. Belo will continue to build robust Internet businesses to improve pricing power longer term and increase overall audience growth and durability.

•	A. H. Belo will aggressively control operating expenses and will adjust expense profiles to actual revenue experience as appropriate.

•	A. H. Belo will invest in scalable product ideas and/or companies with operating synergies.

•	A. H. Belo will maintain a conservative balance sheet with a bias toward dividends. The Company’s initial quarterly dividend is expected to be $0.25 per share.
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     “Simply put, A. H. Belo’s success depends on being highly responsive to the needs of audiences and advertisers, which enables us to monetize our investment in creating high-quality content that is distributed effectively across multiple platforms,” Decherd added.
Belo Corp. Strategy
     Belo Corp.’s operating strategy will continue to focus on localism through expanding its local news leadership, growing market revenue shares and building deeper community relationships with its customers. “At the same time, we will continue to tailor product offerings to the needs of the changing media habits of our viewers and online users. We are not going to alter what has worked extremely well as an operating philosophy,” said Shive.
     Belo Corp. will have a disciplined focus on short to intermediate-term debt repayment. Its initial annual dividend will most likely be $0.30 cents per share, subject to Board approval. The Company expects to manage capital expenditures to approximately $30 million annually. Corporate expenses will reflect an appropriate margin for Belo Corp.’s television business, while also reflecting the needs and requirements of a publicly-held company.
     In the short term, Belo expects to capitalize on this summer’s Olympics in Beijing and what should be a robust political season in the back half of 2008.
2007 Preliminary Earnings Information
     During the conference, management provided preliminary 2007 earnings information for both the newspaper and television segments.
     Television Group
     Television Group total revenues for the full year increased 0.8 percent in 2007 while fourth quarter 2007 total revenues decreased 2.4 percent versus the fourth quarter 2006. Total television spot revenues decreased 1.1 percent in 2007 and five percent in the fourth quarter. Political revenues totaled $14.6 million for the full year 2007 versus $47 million in 2006 and fourth quarter 2007 political revenues were $8.4 million versus $31.6 million in the fourth quarter 2006. Advertising revenues from the Television Group’s Web sites increased 41 percent in 2007 and 43 percent in the fourth quarter.
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     Television Group segment costs increased 3.8 percent in 2007 and 3.7 percent in the fourth quarter of 2007. Full year segment EBITDA for the Television Group decreased 3.2 percent while fourth quarter segment EBITDA was down 9.3 percent.
     Newspaper Group
     Newspaper Group total revenues decreased 9.7 percent in 2007 and 11.5 percent in the fourth quarter of 2007 compared to the prior year. Total newspaper advertising revenues were down 10.9 percent in 2007 and 13.7 percent in the fourth quarter of 2007. The fourth quarter of 2006 had one more Sunday than the fourth quarter of 2007. Adjusting for the additional Sunday, Newspaper Group total advertising revenues were down approximately 12 percent in the fourth quarter 2007. Advertising revenues associated with the Newspaper Group’s Web sites increased 19.5 percent in 2007 and 15.4 percent in the fourth quarter.
     For the full year, Newspaper Group segment costs decreased 8.5 percent including a 23.9 percent decrease in newsprint expense related primarily to a reduction in newsprint prices and planned initiatives that reduced state circulation at The Dallas Morning News. Newspaper Group segment costs decreased seven percent in the fourth quarter of 2007 versus the fourth quarter of 2006 including a 23.8 percent decrease in newsprint expense. Newspaper Group segment EBITDA decreased 14.3 percent in 2007 and 25.6 percent in the fourth quarter of 2007.
     Corporate
     Corporate costs were $102.6 million in 2007 as compared to $100.1 million in 2006, including shared-based compensation expense of $13.4 million and $10.7 million in 2007 and 2006, respectively, and approximately $9.3 million in spin-off related costs in 2007. In the fourth quarter of 2007, corporate costs and expenses totaled $32.3 million as compared to $30.9 million in the fourth quarter of 2006. Fourth quarter 2007 expenses included spin-related costs of approximately $6.6 million and share-based compensation expense of $6.4 million as compared to $3.4 million in the fourth quarter of 2006.
     Belo Corp. will issue a news release regarding fourth quarter and full year 2007 earnings on Wednesday, February 13, 2008, at approximately 7:30 a.m. Central Standard Time. A conference call to discuss the earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST that afternoon.
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2008 Outlook
     A. H. Belo Corporation
     Decherd said A. H. Belo Corporation was not in a position to provide specific revenue guidance for 2008 but he did provide some perspective for the coming year. He prefaced his comments by saying that his assumptions are dependent upon economic conditions and related advertiser responses to consumer spending patterns.
     Decherd continued by saying:
•	Newspaper advertising revenues will be down in 2008 but not at the levels experienced in 2007, with declines at The Providence Journal and The Press-Enterprise more substantial than at The Dallas Morning News.

•	Operating expenses will be flat or slightly lower than 2007 as long as newsprint prices do not exceed our assumptions.

•	Corporate expenses will be around $50 million.

•	Capital expenditures will be approximately $25 million.
     Belo Corp.
      Shive said, “As for first quarter 2008, total revenues are currently pacing flat with first quarter 2007. In the first quarter of 2008, we will air the Super Bowl on our single FOX affiliate versus our five CBS affiliates in 2007 and we don’t expect meaningful political revenue until the back half of the year. In addition, we had industry-leading revenue performance in the first quarter of 2007. As for full year 2008 guidance, we expect total revenues to be up in the mid-to-high single digits depending on the strength of political in our markets. We expect Internet revenue growth to be less than the rate experienced in 2007 but still to be up strong double-digits. We expect operating expense to be up in the mid-single digits. Corporate expense will be approximately $40 million, excluding spin-related costs that will be incurred in the first quarter of 2008. Capital expenditures will be approximately $30 million.
     “Belo will incur a one-time $18 million tax charge and payment in 2008 related to the transfer of certain intangible assets from Belo Corp. to A. H. Belo from the spin-off. We expect the tax rate to be around 39 percent, excluding the $18 million payment. While Belo’s leverage
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ratio at the time of the spin-off is projected to be about 4.4 times, we expect the leverage ratio to be below 4.0 times at year end 2008,” added Shive.
     The news media and public are invited to listen to a Webcast of today’s Investor Conference by logging into www.belo.com/invest and clicking on the Investor Conference link. A replay of the Webcast will be posted approximately three hours after the event and will be available on the Web site for two weeks.
About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,000 employees and approximately $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates six cable news stations and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the execution, timing, costs, consequences (including tax consequences), and other effects of the spin-off of the newspaper business of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in A. H. Belo’s and Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including Belo’s Annual Report on Form 10-K and A. H. Belo’s information statement on Form 10.